Exhibit 99.1

IRIDEX Announces 2018 Second Quarter Results and
Raises Full Year 2018 Guidance

MOUNTAIN VIEW, Calif., August 2, 2018 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter and six months ended June 30, 2018.

Second Quarter Highlights

•	Cyclo G6™ product revenue increased approximately 58% year-over-year
•	Shipped 11,500 G6 probes
•	Shipped 125 G6 laser systems
•	Approval of Cyclo G6 laser system in South Korea
•	Total revenue of $10.3 million

“I’m pleased with the strong Cyclo G6 momentum we saw in the second quarter.  With a growing body of clinical evidence and support from global key opinion leaders, our priority remains to further drive utilization and expand the installed base worldwide,” said William M. Moore, President and CEO. “The safety, efficacy, and versatility that MicroPulse therapy offers patients is creating traction with doctors as the next generation treatment for glaucoma.  We look forward to continuing to execute on this trajectory.”

Second Quarter 2018 Financial Results

Revenue for the three months ended June 30, 2018 increased 3% to $10.3 million from $10.0 million during the same period of the prior year. The increase in revenue was primarily due to growth from G6 product revenues, partially offset by a decrease in retina product revenues.

Gross profit for the second quarter of 2018 was $4.3 million, or 41.4% gross margin, compared to $4.5 million, or 44.9% gross margin, in the same period of the prior year. Gross margin was primarily impacted by unfavorable geographic mix, partially offset by the benefit of higher margin G6 revenues and a decrease in manufacturing overhead spending.

Operating expenses for the second quarter of 2018 were $7.6 million compared to $7.2 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Loss from operations for the second quarter of 2018 was $3.3 million, compared to loss from operations of $2.7 million for the same period of the prior year.

Cash and cash equivalents were $16.0 million as of June 30, 2018.

Guidance for Full Year 2018

IRIDEX increased its guidance range for G6 probes and G6 systems. The Company now expects G6 probe shipments of 42,000 to 46,000 and G6 system shipments of 370 to 420.  This compares to previous 2018 guidance of G6 probe shipments of 40,000 to 45,000 and G6 system shipments of 350 to 400. The

Exhibit 99.1

Company also raised the lower end of its 2018 total revenue guidance to a range of $38 million to $41 million. This compares to prior 2018 total revenue guidance of $37 million to $41 million.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 5656348.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, August 2, 2018 through Friday, August 3, 2018, by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 5656348.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand and order levels for the Company's products, future operating expenses, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s guidance for fiscal 2018 and future financial results, and the Company's strategic and operational plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

Total revenues	$10,304	$10,002	$19,813	$20,485
Cost of revenues	6,036	5,507	11,623	11,525
Gross profit	4,268	4,495	8,190	8,960

Operating expenses:
Research and development	901	1,369	2,005	2,708
Sales and marketing	4,168	3,654	8,218	6,577
General and administrative	2,481	2,213	4,866	4,274
Total operating expenses	7,550	7,236	15,089	13,559
Loss from operations	(3,282)	(2,741)	(6,899)	(4,599)
Other income (expense), net	6	(1)	24	(3)
Loss from operations before provision for income taxes	(3,276)	(2,742)	(6,875)	(4,602)
Provision for income taxes	4	8	8	14
Net loss	$(3,280)	$(2,750)	$(6,883)	$(4,616)
Net loss per share:
Basic	$(0.28)	$(0.24)	$(0.59)	$(0.40)
Diluted	$(0.28)	$(0.24)	$(0.59)	$(0.40)

Weighted average shares used in computing net loss per share
Basic	11,644	11,546	11,636	11,532
Diluted	11,644	11,546	11,636	11,532

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

Exhibit 99.1

	June 30,	December 30,	,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$16,045	$21,707
Accounts receivable, net	7,142	7,863
Inventories	9,093	9,381
Prepaid expenses and other current assets	653	500
Total current assets	32,933	39,451
Property and equipment, net	1,396	1,403
Intangible assets, net	108	116
Goodwill	533	533
Other long-term assets	173	143
Total assets	$35,143	$41,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,243	$1,724
Accrued compensation	2,392	2,459
Accrued expenses	2,322	2,153
Accrued warranty	762	1,536
Deferred revenue	2,316	2,520
Total current liabilities	10,035	10,392

Long-term liabilities:
Accrued warranty	164	199
Other long-term liabilities	511	533
Total liabilities	10,710	11,124

Stockholders' equity:
Common stock	126	126
Additional paid-in capital	60,138	59,385
Accumulated other comprehensive income	41	-
Accumulated deficit	(35,872)	(28,989)
Total stockholders' equity	24,433	30,522

Total liabilities and stockholders' equity	$35,143	$41,646